Exhibit 2.1

Warsaw, 28 April 2005

CONDITIONAL SHARE SALE AGREEMENT

entered into by and between

Carey Agri International Poland Sp. z o.o.

and

Central European Distribution Corporation

and

Barbara Jernas

and

Szymon Jernas

and

Magdalena Namysl

and

Karol Jaskula

Share sale agreement - Delikates 28 April 2005

CONDITIONAL SHARE SALE AGREEMENT

This share sale agreement (hereinafter the “Agreement”) was entered into by and between:

Carey Agri International Poland Sp. z o.o., with registered office at ul. Bokserska 66A, 02-690 Warszawa, Poland, KRS No. 0000051098, represented by William V. Carey, (hereinafter referred to as “Carey Agri”),

Central European Distribution Corporation, with registered office at 2 Bala Plaza, # 300, Bala Cynwyd, PA 19004, USA, represented by William V. Carey, (hereinafter referred to as “CEDC”),

hereinafter jointly referred to as the “Purchasers”,

and

Barbara Jernas, residing in Wasosze 46, 62-561 Slesin

Szymon Jernas, residing in Wasosze 46, 62-561 Slesin

Magdalena Namysł, residing at ul. Czapla 21/78, 61-623 Poznan

Karol Jaskuła, residing in Powiercie Wies 144, 62-600 Koło

hereinafter jointly referred to as the “Sellers”.

(Documents certifying the Purchasers’ authorisation to enter into the Agreement are attached hereto as Appendix No. 1).

Share sale agreement - Delikates 28 April 2005

GENERAL PROVISIONS

A.	The Sellers, as shareholders, hold in aggregate 1060 (one thousand sixty) shares in “Delikates” Sp. z o.o., with registered office in Konin, ul. Zakladowa 11, zip code 62-510, entered in the register of entrepreneurs of the Polish Business Register maintained by the District Court in Poznan, 21st Commercial Department of the Polish Business Register, under number KRS 0000005942 (hereinafter referred to as the “Company”).

B.	The Sellers agreed to sell, and the Purchasers agreed to purchase, 1060 Company’s shares owned by Sellers, representing 100% of the Company’s share capital, on the terms and conditions set forth herein.

1.	DEFINITIONS

Unless the context requires otherwise, the following capitalised terms and expressions used herein shall have the following meaning:

“Parties”	- means the Sellers and the Purchasers;

“Shares”	- means the shares in the Company, i.e.,- unless the Agreement provides otherwise - 1060 (one thousand sixty) shares in the Company of the nominal value of PLN 500.00 (five hundred) each, i.e., 318 shares in the Company held by Mr. Szymon Jernas, 318 shares in the Company held by Ms. Barbara Jernas, 318 shares in the Company held by Ms. Magdalena Namysł, and 106 shares in the Company held by Karol Jaskuła.

“BJ Shares”	- means shares in the Company held by Ms. Barbara Jernas;

“SJ Shares”	- means shares in the Company held by Mr. Szymon Jernas;

“MN Shares”	- means shares in the Company held by Ms. Magdalena Namysł;

“KJ Shares”	- means shares in the Company held by Mr. Karol Jaskuła;

“Price”	- means the total remuneration for the sold Shares in the Company, as set forth in Item 3.1 hereof, expressed in Polish zlotys and in CEDC Shares;

“CEDC Shares”	- means the shares in Central European Distribution Corporation, a corporation listed at NASDAQ in the United States of America, whose number and value have been set forth in Items 3.3 and 3.4 hereof;

“CEDC Share Certificates”	- means registered depositary certificates for CEDC Shares;

“Delikates Enterprise”	- means business enterprise run by Ms. Barbara Jernas as part of her business activity;

Share sale agreement - Delikates 28 April 2005

“Completion Date”	- means the date of fulfilment of the condition referred to in Item 2.3. hereof;

“Transaction Date”	- means the date of signature of this Conditional Share Sale Agreement;

2.	SALE AND PURCHASE

2.1	The Sellers hereby sell the Shares to the Purchasers, and the Purchasers hereby purchase the Shares from the Sellers as follows:

2.1.1	Carey Agri hereby purchases:

a)	254 (two hundred fifty-four) BJ Shares from Ms. Barbara Jernas;

b)	254 (two hundred fifty-four) SJ Shares from Mr. Szymon Jernas;

c)	254 (two hundred fifty-four) MN Shares from Ms. Magdalena Namysł; and

d)	85 (eighty-five) KJ Shares from Mr. Karol Jaskuła.

2.1.2	CEDC hereby purchases:

a)	64 (sixty-four) BJ Shares from Ms. Barbara Jernas;

b)	64 (sixty-four) SJ Shares from Mr. Szymon Jernas;

c)	64 (sixty-four) MN Shares from Ms. Magdalena Namysł; and

d)	21 (twenty-one) KJ Shares from Mr. Karol Jaskuła.

2.2	The Shares sold to the Purchasers shall be sold with any and all underlying rights, free and clear of any pledges, encumbrances, liabilities or rights of third parties.

2.3	The purchase of the Shares by the Purchasers shall be upon the condition precedent that Carey Agri obtains, by 30 April 2006, a decision of the President of the Office for Consumer and Competition Protection on his consent to concentration effected on the terms and conditions agreed upon between the Parties hereto. The ownership of the Shares shall be transferred to the Purchasers upon the fulfilment of the above condition precedent, i.e., on the Completion Date. The transfer shall be effected on the basis hereof, without the need for the Parties to make any additional statements to this end.

A copy of the above decision shall be sent by Carey Agri to the Sellers, by registered mail, within two days of the Completion Date, together with specification of the date on which Carey Agri received the decision.

3.	PRICE FOR THE SHARES

3.1	The total Price for all Shares shall amount to PLN 7,700,000 (seven million seven hundred thousand). The Price for the Shares shall be paid in accordance with the principles set forth herein as illustrated in the Table below:

Form of payment	Barbara Jernas	Szymon Jernas	Magdalena Namysł	Karol Jaskula	RAZEM
Ilosc Udzialów	318	318	318	106	1060

Carey Agri - cash	1 848 000,00 zł	1 848 000,00 zł	1 848 000,00 zł	616 000,00 zł	6 160 000,00 zł
CEDC - Shares	462 000,00 zł	462 000,00 zł	462 000,00 zł	154 000,00 zł	1 540 000,00 zł

Total	2 310 000,00 zł	2 310 000,00 zł	2 310 000,00 zł	770 000,00 zł	7 700 000,00 zł

Share sale agreement - Delikates 28 April 2005

3.2	Carey Agri shall pay for the Shares purchased by Carey Agri and specified in Item 2.1.1 a), b), c) and d) the amount of PLN 6,160,000.00 (six million one hundred sixty thousand). The payment shall be made (as advance) by wire transfer as follows:

3.2.1	PLN 1,848,000.00 (one million eight hundred forty-eight thousand) shall be transferred within one business day of the Transaction Date to the following bank account of Ms. Barbara Jernas: CITIBANK HANDLOWY S.A., account number: 50 10300019 0109851700107073

3.2.2	PLN 1,848,000.00 (one million eight hundred forty-eight thousand) shall be transferred within one business day of the Transaction Date to the following bank account of Ms. Szymon Jernas: CITIBANK HANDLOWY S.A., account No.: 46 10300019 0109851700106951

3.2.3	PLN 1,848,000.00 (one million eight hundred forty-eight thousand) shall be transferred within one business day of the Transaction Date to the following bank account of Ms. Magdalena Namysł: CITIBANK HANDLOWY S.A., account No.: 16 10300019 0109851700107006

3.2.4	PLN 616,000.00 (six hundred sixteen thousand) shall be transferred within one business day of the Transaction Date to the following bank account of Mr. Karol Jaskuła: CITIBANK HANDLOWY S.A., account No.: 69 10300019 0109851700107022.

3.3	Carey Agri undertakes to provide the Sellers, within 2 business days of the Transaction Date, with a copy of “transfer confirmation”, certified by the bank, which shall be the evidence of advance payment for the Shares referred to in Items 2.1.1. a), b), c) and d).

3.4	The payment for the Shares purchased by CEDC, in the amount of PLN 1,540,000.00 (one million five hundred forty thousand), shall be made in the form of 13,258 CEDC Shares whose number has been calculated according to the following principles:

3.4.1	The number of CEDC Shares to be transferred to the Sellers has been calculated on the basis of the average closing rate per CEDC Share from 60 days preceding the Transaction Date (i.e., USD 35.41), translated into PLN according to the average exchange rate of USD against PLN published by the National Bank of Poland on the day directly preceding the Transaction Date (i.e.,. PLN 3.2804). The above calculation gave the number of 13,258 (thirteen thousand two hundred fifty-eight) CEDC Shares.

Share sale agreement - Delikates 28 April 2005

3.4.2	Within 30 days of the Transaction Date, 13,258 CEDC Shares shall be issued, and CEDC Share Certificates representing the shares shall be released to Ms. Barbara Jernas, Mr. Szymon Jernas. Ms. Magdalena Namysl, and Mr. Karol Jaskuła proportionally to the number of Shares sold by them to CEDC, i.e., Mr. Barbara Jernas shall receive 3,977 (three thousand nine hundred seventy-seven) CEDC Shares, Mr. Szymon Jernas shall receive 3,977 (three thousand nine hundred seventy-seven) CEDC Shares, Ms. Magdalena Namysł shall receive 3,977 (three thousand nine hundred seventy-seven) CEDC Shares, and Mr. Karol Jaskuła shall receive 1,327 (one thousand three hundred twenty-seven) CEDC Shares.

3.5	CEDC Share Certificates issued for the Sellers’ names shall bear a clause on a 12-month period of prohibition on disposal.

4.	TRANSACTION DATE

On day of signing the Agreement, i.e., the Transaction Date, the Parties shall undertake the following steps:

4.1	The Extraordinary Shareholders’ Meeting of the Company shall appoint a new Management Board composed of:

4.1.1	Szymon Jernas – President of the Management Board

4.1.2	Karol Jaskuła – Vice President of the Management Board

4.1.3	William V. Carey – Vice President of the Management Board

4.1.4	Magdalena Namysł – Member of the Management Board

4.1.5	Evangelos Evangelou – Member of the Management Board

4.1.6	Chris Biedermann – Member of the Management Board

4.1.7	Marek Jarosz – Member of the Management Board

4.2	The Sellers shall provide the Purchasers with:

4.2.1	consents of their spouses to the sale of Shares to the Purchasers, with signatures certified by a notary (hereinafter the “Consents of Spouses”). The Consents of Spouses have been attached as Appendix No. 5 hereto (not applicable to Ms. Barbara Jernas, who is a widow);

4.2.2	certificates issued by a competent Tax Office and Social Security Office (ZUS) according to which the Company is not in arrears with payment of any taxes or social security premiums. The above certificates have been attached as Appendix No. 6 hereto;

4.3	Having completed all the steps specified in Items 4.1. - 4.2. and after the signature hereof, Carey Agri shall pay the Sellers, by wire transfer, the cash portion of the Price referred to in Item 3.2 (as advance). The above transfers shall be made in accordance with Items 3.1 and 3.2, to the respective bank accounts of the Sellers.

Share sale agreement - Delikates 28 April 2005

5.	STEPS TO BE TAKEN AFTER THE TRANSACTION DATE AND OTHER OBLIGATIONS

5.1	Within 30 days of the Transaction Date, CEDC shall provide the Sellers with CEDC Share Certificates in accordance with Item 3.4.2 (as advance).

5.2	The Sellers shall not use or engage in any business activity carried out under the name including the word “Delikates”. The necessary changes in the name of Delikates Enterprise shall be made by 31 December 2005, at the latest, subject, however, that Barbara Jernas may use the name Przedsiebiorstwo Hurtowo-Handlowe “DELIKATES” for the purposes of court, enforcement and administrative proceedings as well as any proceedings initiated and not completed before the Transaction Date, and proceedings initiated after that date but concerning receivables and liabilities which arose before the Transaction Date as a result of running the business of Przedsiebiorstwo Hurtowo-Handlowe “DELIKATES” by Barbara Jernas

5.3	Lease instalments under leasing agreements entered into by Delikates Enterprise in accordance with Appendix 7 shall be re-invoiced to the Company.

5.4	After expiration of the above leasing agreements, Delikates Enterprise shall purchase the leased facilities and sell them to the Company at the purchase price.

5.5	The amount of PLN 295,000 paid to the Company in connection with an increase in the share capital shall be allocated for the purchase of post-operation fixed assets (PLN 95,000) and for hardware and software (PLN 200,000).

5.6	Within 60 days of the Transaction Date, Delikates Enterprise shall sell the following five cars to the Company:

Car	Price
Ford Fiesta, registration number PKN 3H82	6,000.00 + 22% VAT
Ford Fiesta, registration number PKN 3H83	6,000.00 + 22% VAT
Fiat Uno, registration number PKN 59HM	7,000.00 + 22% VAT
Mercedes Benz, registration number PKN 77FM	12,000.00 + 22% VAT
Mercedes Benz, registration number PKN 2G83	23,000.00 + 22% VAT

Share sale agreement - Delikates 28 April 2005

5.7	On the 1st of May 2005, The Company shall enter into:

5.7.1	an employment contract with Mr. Szymon Jernas (in the form attached as Appendix No. 2);

5.7.2	an employment contract with Ms. Magdalena Namysł Jernas (in the form attached as Appendix No. 3);

5.7.3	an employment contract with Mr. Karol Jaskuła (in the form attached as Appendix No. 4);

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

6.1	The Sellers hereby jointly and severally represent and warrant to the Purchasers that any of the representations and warranties below is true, complete, accurate and fair:

6.1.1	The Company has been incorporated and validly operates under the laws of Poland. Current uniform texts of the Company’s Articles of Association have been attached as Appendix No. 8 hereto.

6.1.2	The Company’s share capital amounts to PLN 530,000.00 (five hundred thirty thousand) and is divided into 1060 (one thousand sixty) shares of the nominal value of PLN 500 (five hundred) each. Each Share gives the right to one vote at the Company’s Shareholders’ Meeting. The current list of shareholders, signed by the Management Board has been attached as Appendix No. 9 hereto. The Shares have been duly issued and subscribed for by the Sellers. The Shares have been paid up in full and are free and clear of any pledges, encumbrances, liabilities or rights of third parties;

6.1.3	On 14 April 2005, the Shareholders’ Meeting of the Company adopted a respective resolution on increase in the Company’s share capital by PLN 470,000 (four hundred seventy thousand). The increase was entered in the register of entrepreneurs of the Polish Business Register on 25 April 2005;

6.1.4	The above increase in the share capital was paid up partially in cash - PLN 295,000 (two hundred ninety-five thousand), and partially in the form of an in-kind contribution made to the Company, of the value of PLN 175,000.00 (one hundred seventy-five thousand);

6.1.5	The in-kind contribution did not include any real properties, receivables or trade payables;

6.1.6	On 12 April 2005, prior to the adoption of resolution on increase in the share capital of the Company, Delikates Enterprise entered into agreements on termination of employment contracts (upon mutual agreement of the parties) with 120 employees, according to which the employment contracts shall terminate on 30 April 2005;

6.1.7	On 12 April 2005, the Company entered into, with these employees, employment contracts on the same terms and conditions as those contained in the aforementioned employment contracts, setting the date of commencement of work at 1 May 2005.

6.1.8	The employer does not have any outstanding liabilities towards the employees referred to above, and, in particular, these employees do not have any unused vacation leaves and have used proportional parts of vacation leaves for which they are eligible for four months of 2005.

Share sale agreement - Delikates 28 April 2005

6.1.9	The Shares were not and are not co-owned by the Sellers. The Sellers do not have and shall not have in future any claims against the Company in connection with the Shares or other assets of the Company, and have fulfilled any and all existing obligations towards the Company in connection with the Shares;

6.1.10	The Sellers have procured the transfer to the Company of “DELIKATES” trademark registered in the Patent Attorney’s Office under number Z-238713, and undertake, within 30 days of the Transaction Date, to file an application with the Patent Attorney’s Office for re-registration of the trademark to the Company. A copy of the decision on protective right to the trademark is attached as Appendix No. 10 hereto.

6.1.11	On 1 May 2005, the Company shall purchase from Delikates Enterprise its fully valuable inventory. The payment date for the purchased goods shall be as follows:

-	25% of the transaction value shall be paid by the Company within 14 days of the purchase date;

-	25% of the transaction value shall be paid by the Company within 21 days of the purchase date;

-	25% of the transaction value shall be paid by the Company within 60 days of the purchase date; and

-	25% of the transaction value shall be paid by the Company within 90 days of the purchase date.

6.1.12	A computer system SYSMAN has been implemented at the Company;

6.1.13	The Company’s Shareholders’ Meeting has consented to the sale of the Shares;

6.1.14	The sale of the Shares to the Purchasers shall not constitute basis for any third party to terminate or amend any contracts to which the Company is a party. As at the date of signature hereof, the Sellers are not aware of any intention of the Company’s suppliers or clients to cease co-operation with the Company;

6.1.15	The Sellers are duly authorised to enter into the Agreement and to execute the transaction contemplated hereby. The performance of this Agreement and the obligations set forth herein shall not constitute a breach of any provisions of law, any agreement to which the Sellers are a party or which concerns the Sellers’ assets, or any court decision or approval of any governmental agency;

6.1.16	This Agreement constitutes a valid and legally binding obligation of the Sellers, enforceable in accordance with its terms;

6.1.17	All resolutions of shareholders of the Company have been adopted in accordance with all formal requirements and are legally binding;

6.1.18	The Company does not have any liabilities towards its shareholders;

Share sale agreement - Delikates 28 April 2005

6.1.19	The Company has duly filed all tax and social security contribution returns, including but not limited to those relating to income taxes and tax on goods and services (VAT), excise duty, taxes on remuneration, and social security contributions, and paid any and all amounts which were or are due before or upon the signature hereof. There are no outstanding taxes or social security contributions to be paid by the Company or its shareholders;

6.1.20	No tax or treasury inspections have been carried out at the Company. The Company timely pays its tax liabilities;

6.1.21	The Company is not a party in any civil law proceedings, no proceedings or investigations are pending or expected by the Company (including court, enforcement, arbitration, injunction, tax, administrative, bankruptcy or arrangement proceedings or others);

6.1.22	The Company has not executed any loan, surety or guarantee agreement;

6.1.23	The Company has not issued any promissory notes;

6.1.24	The Company has not executed any agreements on collateral transfer of ownership or any agreements on establishment of a pledge, including registered pledge;

6.1.25	The Company is not a party to any agreement on co-operation of distributors of alcoholic beverages;

6.1.26	The Company is not a party to any leasing agreement;

6.1.27	The lessors (Raiffeisen Leasing Polska S.A. and Futura Leasing S.A.) consented to re-invoicing to the Company the lease instalments under leasing agreements to which Delikates Enterprise is a party, as referred to on Item 5.3 hereof.

6.1.28	No proceedings have been instituted, aimed at satisfying any creditor in connection with any asset of the Company covered by security. The Company holds full rights to its assets and property;

6.1.29	Agreements entered into by the Company are enforceable and legally binding. A list of agreements on lease of real property (currently in force) has been provided in Appendix No. 11 hereto.

6.1.30	No petition in bankruptcy has been filed against the Company and no arrangement proceedings or proceedings for compulsory management under Article 1064.1 et seq. of the Code of Civil Procedure have been instituted, and no receiver referred to in Article 27 of the Law on Registered Pledge has been appointed for the operations of the Company;

6.1.31	The Company was granted the following permits for sale of alcoholic beverages (which continue to be in force):

a)	Permit for wholesale of alcoholic beverages of alcohol volume up to 4,5%, and beer (number: 73/P/05 dated 19 April 2005)

b)	Permit for wholesale of alcoholic beverages of alcohol volume over 4.5% and up to 18%, excluding beer (number 72/W/05 dated 19 April 2005)

Share sale agreement - Delikates 28 April 2005

c)	Permit for wholesale of alcoholic beverages of alcohol volume over 18% (number 42/S/05 dated 20 April 2005)

d)	Permit for retail trade in alcoholic beverages in he following locations:

i.	Konin, ul. Zakladowa 11, 62-510 Konin; and

ii.	Kolo, ul. Kolejowa 3A, 62-600 Kolo

6.1.32	The Company is not in default of any payments to its employees, there are no grounds for any claims of employees, including claims connected with accidents at work or redundancies.

6.1.33	No proceedings are pending against the Company in connection with the existing or former shareholders of the Company or members of its Management Board.

6.1.34	The Company is not an owner (co-owner) or perpetual usufructuary (co-usufructuary) of any real property;

6.1.35	The Company is not a party in any transactions (apart from two tenancy agreements) with entities affiliated with the existing shareholders and has not entered into any agreements on provision of services with affiliated entities – members of family, relatives or next of kin, apart from those referred to above;

6.1.36	Szymon Jernas is the sole owner of the real property located in Wasosze 46, 62-561 Slesin, which, since 2001, has been leased to Delikates Enterprise for the purpose of conducting wholesale of alcohol, wine, beer and other beverages.

6.1.37	Szymon Jernas and Barbara Jernas are the shareholders (in 100%) of limited liability company „SIMEX” SP. Z O.O., with registered office in Konin, ul. Zakladowa 11. Since 2000, this company has been running one retail outlet which is a client of Delikates Enterprise. The total net sales in 2004 amounted to PLN 257,000.00.

6.1.38	„SIMEX” SP. Z O.O. is the owner of three lorries/vans leased to Delikates Enterprise (since 2000). List of lorries/vans:

a)	STAR 1142 – Słupca ;

b)	RENAULT S220 – Koło; and

c)	VOLVO FL614 – Piła.

6.1.39	The Company’s property has not been not rented, leased or let for use to the Sellers or third parties;

6.1.40	Since the registration day until 1 May 2005, the Company did not conduct any business; and

6.1.41	The Company is not a shareholder, general partner or limited partner of any civil law partnership or commercial company.

Share sale agreement - Delikates 28 April 2005

6.2	The Sellers represent that they have disclosed to the Purchasers any and all information concerning all aspects of the Company’s functioning, that is or may be reasonably deemed necessary for proper evaluation of the Company’s operations, its assets and liabilities, its equity, financial standing and sales.

6.3	The Sellers are aware that the Purchasers enter into this Agreement based on the assumption that the above representations and warranties are complete, fair, accurate and fully true.

6.4	The Sellers undertake to indemnify and hold the Purchasers or the Company harmless or to redress damage suffered by the Purchasers or the Company due to violation of the provisions hereof by any of the Sellers (including but not limited to incorrectness or inaccuracy of representations and warranties referred to in Item 6.1. hereof). In particular, the Sellers shall indemnify and hold the Purchasers harmless in connection with any tax liabilities of the Company or other public charges or claims of third parties (including the employees of Delikates Enterprise) concerning the Company’s operations before the date of execution of the Agreement.

The Sellers shall not be held liable for any tax liabilities, if any, which may arise in connection with the value of individual assets (in-kind contribution) contributed to the Company as part of the increase in the share capital (notarial deed of 14 April 2005, Notarial Office of Piotr Naskrecki, Notary in Konin - Repertory A No. 2934/2005).

7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Sellers that:

7.1	CEDC has been duly organised and validly exists under the laws of the State of Delaware and has the right to execute the transaction contemplated hereby;

7.2	Carey Agri has been duly organised and validly exists under the laws of Poland and has the right to execute the transaction contemplated hereby.

7.3	The performance of this Agreement and of the obligations set forth herein have been duly authorised by the Purchasers and shall not result in violation of any law, or any contract to which the Purchasers are parties, or any judgment of any court, or any permit or approval of any governmental agency.

7.4	This Agreement constitutes a valid and legally binding obligation of the Purchasers, enforceable in accordance with its terms.

7.5	CEDC has arranged a loan for the Company in the amount of PLN 8,000,000 (eight million) to be made available on the Transaction Date.

8.	COVENANTS

8.1	If the condition precedent referred to in Item 2.3 is not fulfilled, the Sellers, within 14 days of the Purchasers’ request, shall return to the Purchasers the payments

Share sale agreement - Delikates 28 April 2005

received from them and the Share Certificates. Concurrently, the Sellers shall submit themselves to enforcement under Article 777 of the Code of Civil Procedure; the respective notarial deed is attached hereto as Appendix No. 12.

8.2	The Sellers undertake to satisfy the claims of employees (referred to in Item 6.1.6) which the employees may lodge, if any, in connection with transfer to the new employer, i.e., the Company.

8.3	Each Party shall keep confidential all information contained in this Agreement. The above undertaking shall not apply to any information which is currently in public domain or the disclosure of which is required by mandatory provisions of law or is necessary for proper performance of this Agreement.

9.	NOTICES

9.1	All notices, statements and communications required or permitted under this Agreement shall be effectively given if personally delivered or sent by registered mail (return receipt requested) to the following addresses:

To the Purchasers:

Carey Agri International Poland Sp. z o.o. and Central European Distribution Corporation

ul. Bokserska 66A,

02-690 Warszawa, Polska,

Fax: 22 455 18 10

Attention of Mr. William V. Carey

To the Sellers:

Barbara Jernas, Wasosze 46, 62-561 Slesin

Szymon Jernas, Wasosze 46, 62-561 Slesin

Magdalena Namysł, ul. Czapla 21/78, 61-623 Poznan

Karol Jaskuła, Powiercie Wies 144, 62-600 Koło

9.2	The Parties undertake to promptly notify one another of the change in the address for correspondence. In the event of failure to notify of the change in the address, all correspondence sent to the addresses indicated above shall be deemed delivered to the appropriate address.

Share sale agreement - Delikates 28 April 2005

10.	FINAL PROVISIONS

10.1	Any legal, financial and consulting expenses of the Sellers incurred in relation to this Agreement shall be borne solely by the Sellers. The Purchasers shall be responsible for their own costs and expenses.

10.2	The cost of tax on civil law transactions (1% of the Price) shall be borne jointly by the Sellers and the Purchasers in equal parts.

10.3	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Poland.

10.4	Any and all disputes arising in connection with this Agreement shall be settled by the Common Court competent for the registered office of Carey Agri.

10.5	The titles of Articles have been introduced for ease of reference only and shall not affect the interpretation of the Agreement.

10.6	Any amendments hereto or any notices or statements required hereunder shall be made in writing with signatures certified by a notary, otherwise they shall be null and void.

10.7	Subject to Article 58 § 3 of the Civil Code, should any part or provision hereof be deemed by court or other authority invalid or unenforceable in full or in part, the Parties shall immediately agree, in good faith, upon a substitution provision which shall be valid and enforceable and which shall reflect original intentions of the Parties.

10.8	This Agreement has been executed in six counterparts in Polish and six counterparts in English, one counterpart of each language version for each of the Sellers and Purchasers. The Polish language version shall be prevailing for the interpretation of the Agreement.

Appendices to the Agreement:

1.	Documents certifying the Purchasers’ authorisation to enter into the Agreement

2.	Employment Contract with Mr. Szymon Jernas

3.	Employment Contract with Ms. Magdalena Namysł

4.	Employment Contract with Mr. Karol Jaskuła

5.	Consents of spouses

6.	ZUS and tax office certificates

7.	Leasing instalments schedule

8.	Uniformed text of the Articles of Association of the Company

9.	List of shareholders

10.	Copy of the decision on protective right to the trademark

Share sale agreement - Delikates 28 April 2005

11.	List of lease agreements

12.	Notarial deed on submission to enforcement under Article 777 of the Code of Civil Procedure

Sellers:

Signed by:

Barbara Jernas

Magdalena Namysl

Szymon Jaskula

Barbara Jernas

Purchasers:

Signed by:

William V. Carey

(notarial certification of signatures)